                                                                   EXHIBIT 2.7

                        SETTLEMENT AGREEMENT AND RELEASE


          THIS SETTLEMENT AGREEMENT AND RELEASE (the "Settlement Agreement") is made on February 13, 1997, by and among CHS Electronics, Inc., a Florida corporation ("CHS"), Merisel, Inc., a Delaware corporation ("Merisel"), and Merisel Europe, Inc., a Delaware corporation ("Merisel Europe" and, together with Merisel, the "Sellers"). Capitalized terms not otherwise defined herein are used as defined in the Purchase Agreement, dated as of August 29, 1996, by and among CHS and the Sellers (the "Purchase Agreement").

          WHEREAS, pursuant to the Purchase Agreement CHS acquired all of the issued and outstanding shares of capital stock of certain subsidiaries of the Sellers; and

          WHEREAS, certain post closing adjustments and indemnification claims have arisen under the Purchase Agreement; and

          WHEREAS, CHS and the Sellers desire to settle all such claims and finalize all matters relating to the Purchase Agreement pursuant to the terms and conditions hereof except as otherwise specifically provided herein.

          NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, it is agreed that:

          1.   Settlement of Claims.  In settlement of all Claims (as defined
               --------------------
below) relating to the Purchase Agreement, the parties agree as follows:

          (a) Concurrently with the execution hereof, CHS shall pay an amount equal to $3,000,000, plus accrued interest from February 1, 1997 to the date hereof at a rate of 10% per annum, and set off by the amount owned by Merisel pursuant to paragraphs 3 and 4 of Annex B hereto, by wire transfer of
                                  -------
immediately available funds to the following account:

          Account Name:     Merisel Americas, Hdq.
          Bank:             Citibank, N.A.
                            399 Park Avenue
                            New York, New York 10043
          ABA Routing No.:  0210 0008 9
          Account No.:      4063 9503

          (b) Concurrently with the execution hereof, CHS shall execute, and deliver to the Sellers, a promissory note (the "Note") in form and substance identical to Annex A hereto.
             -------

          (c) CHS and the Sellers acknowledge and agree that the payment to the Sellers pursuant to Paragraph 1(a) and the Note shall be received and accepted by the Sellers in full payment and settlement of all Claims related to the Purchase Agreement, except for the Claims identified on Annex B hereto (the
                                                        -------
"Excluded Claims").

          (d) The amount paid hereunder and pursuant to the Note shall be an adjustment to the Purchase Price paid under the Purchase Agreement, and shall be allocated for tax purposes in accordance with Schedule 1 hereto.
                                              ----------

          2.   Release.
               -------

          (a) Each of CHS and the Sellers, on behalf of themselves and their respective affiliates, hereby fully release and forever discharge each other and each of their respective affiliates from any and all claims, demands, controver sies, liabilities, damages, debts, obligations, costs, expenses, attorneys' fees or causes of action of any kind or nature (collectively, "Claims"), whether now known or unknown, suspected or unsuspected, in law or in equity as may exist, in connection with, arising from or relating to the Purchase Agreement or the transactions contemplated thereby, including without limitation any and all Claims that may be based on contract, tort or other theories (except for the Excluded Claims).

          (b) Each of CHS and the Sellers on behalf of themselves and their respective affiliates, hereby waive any and all rights which any of them may have under the provisions of Section 1542 of the Civil Code of the State of California as now worded and as hereafter amended, which section provides in pertinent part:

               "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

It is understood and agreed that the facts in respect of which this Settlement Agreement is executed may turn out to be other than or different from the facts in that respect now known or believed by each of the parties to be true; and with such understanding and agreement, each of CHS and the Sellers, on behalf of themselves and their respective affiliates, expressly accepts and assumes the risk of facts being other than or different from the assumptions and perceptions as of any date prior to and including the date hereof, and each agrees that this Settlement Agreement shall be in all respects effective and shall not be subject to termination or rescission by reason of any such difference in facts.

          (c) Each party hereby represents to each other party that, notwithstanding any documentation or facts that may later come to light with respect to the matters in respect of which this Settlement Agreement is executed, it has conducted an adequate investigation into such matters and has reviewed all of the considerations and documentation that may be relevant or that it requested to review in connection with entering into this Settlement Agreement. With respect hereto, no party is relying on any inducements, promises or representations not contained herein.

          3.   Representations and Warranties.  Each party hereby represents and
               ------------------------------
warrants as follows:

          (a) It has the legal capacity and all necessary power and authority to execute and deliver this Settlement Agreement and to consummate the transactions contemplated hereby.

          (b) Assuming this Settlement Agreement has been duly and validly authorized, executed and delivered by the other parties hereto, this Settlement Agreement constitutes a valid and binding agreement of such party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

          4.  Notices to Parties.  All notices and other communications shall be
              ------------------
effective upon receipt if hand delivered or sent by facsimile transmission and confirmed by United States mail and shall be effective one day after sending by recognized "overnight" delivery service to the addresses stated below, or to such other addresses as to which either party shall have previously notified the other party in writing. Any such notice not contemplated above shall be effective upon receipt. For the purposes of this Paragraph 4, the addresses of the parties shall be as follows:

     If to the Sellers:
     -----------------

          Merisel, Inc.
          200 Continental Boulevard
          El Segundo, California  90245
          Attention:  President
          ---------
          Fax:  (310) 615-1234

     With copies to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          300 S. Grand Avenue
          Los Angeles, California  90071-3144
          Attention:  Joseph J. Giunta, Esq.
          ---------
          Fax:  (213) 687-5600

     If to CHS:
     ---------

          CHS Electronics, Inc.
          2153 N.W. 86th Avenue
          Miami, Florida  33122
          Attention:  President
          ---------
          Fax: (305) 593-0265

     With copies to:

          Greenberg, Traurig, Hoffman
          Lipoff, Rosen Quentel, P.A.
          1221 Brickell Avenue
          Miami, Florida  33131
          Attention:  Paul Berkowitz, Esq.
          ---------
          Fax: (305) 579-0717

          5.  Complete Agreement.  This is the complete agreement between the
              ------------------
parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements with respect thereto. There are no representations, warranties, covenants, conditions, terms, agreements, promises, understandings, commitments or other arrangements with respect to the subject matter hereof other than those expressly set forth or incorporated herein or made in writing on or after the date of this Settlement Agreement. This Settlement Agreement settles all matters relating to the Purchase Agreement except with respect to the Excluded Claims. Except as expressly provided herein, this Settlement Agreement does not amend or supersede the Purchase Agreement with respect to the Excluded Claims and the Purchase Agreement shall remain in full force and effect.

          6.   Governing Law; Consent to Jurisdiction.  This Settlement
               --------------------------------------
Agreement is made pursuant to the laws of the State of California; as to any question concerning the Agreement as a whole, it shall be governed by, construed under and enforced in accordance with, the laws of the State of California without regard to its conflict-of-laws principles

          7.   Expenses.  Except as otherwise specifically provided herein, each
               --------
of the parties hereto shall pay their respective counsel fees, accounting fees and other costs and expenses incurred in connection with the negotiation, making, execution, delivery and performance of this Settlement Agreement.

          8.   Binding Agreement; Successors.  This Settlement Agreement shall
               -----------------------------
be binding upon, inure to the benefit of and be enforceable by the parties hereto and the respective predecessors, successors, assigns, heirs, legatees, executors, representatives, agents, guardians, custodians, administrators, conserva tors, directors, officers, shareholders, subsidiaries, affiliates and associates of the parties hereto and any other person or persons who may in any fashion claim any interest in the subject matter hereof through any of the parties hereto.

          9.   Headings.  The paragraph headings herein are for reference
               --------
purposes only and shall not affect in any way the meaning or interpretation of this Settlement Agreement, nor are they deemed to constitute a part of this Settlement Agreement.

          10.  Counterparts.  This Settlement Agreement may be executed in two
               ------------
or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, which shall be effective upon the execution hereof by all of the parties hereto. A complete set of counterparts shall be made available to each party hereto.

          11.  Time of the Essence.  Time shall be of the essence of this
               -------------------
Settlement Agreement and of each and every part thereof.

          12.  Severability.  If any provision of this Settlement Agreement or
               ------------
the application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Settlement Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

          13.  U.S. Dollars.  Unless otherwise specified, all references to "$"
               ------------
or "dollars" in this Settlement Agreement shall mean U.S. dollars.

          14.  Attorneys' Fees.  In any action or proceeding brought to enforce
               ---------------
any provision of this Settlement Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable and actual attorney's fees in addition to its cost and expense and any other available remedy; provided, that, for the purposes hereof, the Sellers
                            --------
shall be deemed one party and CHS shall be deemed one party.

          15.  Interpretation.  As used herein, "affiliates" of a person shall
               --------------
mean such person's shareholders, subsidiaries, associates, predecessors and successors, and assigns of any of them, and each and all of such person's directors, officers, employees, agents and representatives, and assigns of any of them. Each party has participated in the drafting and preparation of this Settlement Agreement, and, accordingly, in any construction or interpretation of this Settlement Agreement, the same shall not be construed against any party by reason of the source of drafting.

          IN WITNESS WHEREOF, the parties have duly executed and delivered this Settlement Agreement on the day and year first above written.


                                  MERISEL, INC.



                                  By:  /s/ Dwight Steffensen
                                      ----------------------
                                       Name:  Dwight Steffensen
                                       Title: Chief Executive Officer


                                  MERISEL EUROPE, INC.



                                  By:  /s/ Dwight Steffensen
                                      ----------------------
                                       Name:  Dwight Steffensen
                                       Title: Chief Executive Officer


                                  CHS ELECTRONICS, INC.



                                  By:  /s/ Claudio Osorio
                                      -------------------
                                       Name:  Claudio Osorio
                                       Title: President

                                                                         Annex A
                                                                         -------


                                PROMISSORY NOTE


$8,000,000.00                                               February 1, 1997


          FOR VALUE RECEIVED, CHS Electronics, Inc., a Florida corporation ("Borrower"), hereby unconditionally promises to pay to the order of Merisel, Inc., a Delaware corporation, and its successors, endorsees, transferees and assigns (collectively, "Lender"), the principal amount of EIGHT MILLION DOLLARS AND NO CENTS ($8,000,000.00) such principal to be due and payable as follows:
$4,000,000, plus accrued interest, on March 12, 1997, and $4,000,000, plus accrued interest, on April 11, 1997.

          Borrower agrees to pay interest on the unpaid principal amount hereof and, to the extent lawful, on any interest payment due but unpaid. Interest shall accrue from the date hereof until this Note is paid in full at a rate equal to 10% per annum, except that upon the occurrence of an Event of Default (as hereinafter defined), all unpaid principal and, to the extent lawful, any interest payment due but unpaid shall accrue interest at a rate of 14% per annum.

          Borrower may at its option prepay all or any portion of this Note without premium or penalty. Each payment on this Note shall be credited first on interest, and the remainder, if any, on principal, and interest shall thereupon cease to accrue on the principal so credited.

          If Borrower shall fail to pay when and as required to be paid herein, any amount of principal or interest (an "Event of Default"), the Lender may, by notice, declare the principal amount then outstanding and the accrued interest thereon and all other amounts payable to Lender to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower.

          If the payment of principal or interest on this Note shall become due on a Saturday, Sunday or legal holiday under the laws of the State of California, such payment shall be made on the next succeeding business day, and any such extended time of the payment of principal shall be included in computing interest at the rate this Note bears prior to maturity in connection with such payment.

          All payments of principal, interest and all other amounts payable in respect of this Note shall be made in lawful money of the United States of America in immediately available funds by wire transfer to the following account:

          Account Name:    Merisel Americas, Hdq.
          Bank:            Citibank, N.A.
                           399 Park Avenue
                           New York, New York 10043
          ABA Routing No.: 0210 0008 9
          Account No.:     4063 9503

          Lender shall, before disposing of this Note or any part hereof, make a notation hereon of all principal and interest payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that
                                                        --------  -------
the failure to correctly make a notation of any payment made on this Note shall not limit or otherwise affect the obligation of Borrower under this Note with respect to any loan evidenced hereby or payments of principal or interest on this Note.

          THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

          Borrower hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

          Wherever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note and shall be interpreted so as to be effective and valid.

          The holder of this Note shall have the right at any time to sell, assign, transfer, negotiate or pledge (collectively, "transfer") all or any part of his interest in this Note.

          This Note is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and Lender has made no representations, warranties or covenants that are not located herein or therein. This Note supersedes all prior agreements and understandings between the parties with respect to such subject matter.

          IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the day and year first above written.



                                       CHS ELECTRONICS, INC.
                                       a Florida corporation


                                       By:  _______________________________
                                            Name:
                                            Title:

                                TRANSACTIONS ON

                                PROMISSORY NOTE


                     Amount of     Amount of     Outstanding
                     Principal     Interest       Principal
                     Paid This     Paid This       Balance      Notation
            Date       Date           Date        This Date      Made By
           -------   ---------     -----------    ---------     --------

                                                                         Annex B
                                                                         -------

                                EXCLUDED CLAIMS


1. Payment of $42,000 owed by CHS to the Sellers for the provision by the Sellers for the period ending December, 1996 to CHS and/or its affiliates of the use of the CAMBAR System.

2. Payment of amounts due from time to time, by CHS to Merisel Americas, Inc. under the Agreement entered into between Merisel Americas, Inc. and Merisel Latin America, Inc. dated as of October 4, 1996 (the "Fulfillment Agree ment") which Fulfillment Agreement shall continue in full force and effect pursuant to the terms thereof until February 28, 1997, at which time the Fulfillment Agreement shall terminate.

3. Payment of $1,255,660 owed by Merisel Americas, Inc. to CHS for Novell computer products purchased by Merisel Americas, Inc. from an affiliate of CHS, such payment to be made in accordance with the terms and conditions under which the products were originally sold (such amount to be adjusted up to a maximum of $1,350,840 upon CHS providing proof of delivery to Merisel Americas, Inc. of additional product).

4.   Payment by Merisel to CHS of $8,494 for notarial services provided.

5. Claims brought in good faith and alleged in reasonable detail under Section 6.4(d) of the Purchase Agreement prior to June 30, 1997, to the extent Damages arising from such claims exceed $5,000,000 (recovery on Damages shall be limited to such excess). In any Claim brought under this paragraph, the prevailing party shall be entitled to attorneys' fees from the losing party.

6. Each party and their respective affiliates shall be required to comply with the duties and obligations set forth in Section 6.11(d) of the Purchase Agreement.

7. Bonuses totaling approximately $150,000 due March 27, 1997 from Merisel to the following persons: Clifford Dyer, Gladys Dyer, Michael Dyer, Dorian Dyer, Elvira Eceto, Ralph Falkenburg, Josephine Jugo, Alexandra Pena, Isaac Menasce, Norman Huszar and Maria Prats.

                                      B-1